SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

April 10, 2015

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

On or about March 11, 2015, Newmont Mining Corporation (the “Company” or “Newmont”) provided its stockholders with the Company’s 2015 Proxy Statement, dated March 5, 2015, for its Annual Meeting of Stockholders to be held on April 22, 2015 (the “Proxy Statement”). Subsequent to that date, there was a development relating to the biographical and independence information with respect to director nominee Alberto Calderón. Mr. Calderón’s biographical information in the Proxy Statement indicates that he serves as a non-employee director of Orica Limited (“Orica”). On March 23, 2015, Orica announced that Mr. Calderón has been appointed to serve as interim managing director and chief executive officer, while Orica conducts an international search to select a permanent managing director and chief executive officer. As disclosed in the Proxy Statement, Orica provides certain chemical and explosive supplies and services to Newmont. As a result, the Corporate Governance and Nominating Committee has reassessed Mr. Calderón’s independence designation while serving in the interim role and determined that, during the duration of his interim service as Orica’s chief executive officer, Mr. Calderón will not be considered to be an independent director. As a result, for so long as Mr. Calderón is not considered to be independent, he will not be a member of the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee of the Newmont Board of Directors (the “Board”). During the duration of his interim executive appointment at Orica, it is expected that Mr. Calderón will serve on the Board’s Safety and Sustainability Committee. Upon completion of his interim role at Orica, the independence determination and committee appointment will be reassessed by the Corporate Governance and Nominating Committee. Currently, no other financial, personal or other relationships are known to exist that would influence or impair Mr. Calderón’s independence. Based on the foregoing, seven of the nine director nominees have been affirmatively determined by the Board to be independent. The Notice of Meeting, Proxy Statement and Annual Report are available at www.envisionreports.com/nem.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Logan H. Hennessey
Name:	Logan H. Hennessey
Title:	Vice President, Associate General Counsel and Corporate Secretary

Dated: April 10, 2015

3